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                                                          EXHIBIT 99.1





FOR IMMEDIATE RELEASE                           Contact:    Dennis S. Pizzica
                                                            V.P., Treasurer
                                                            (215) 841-2300
                                                            www.huntmfg.com

                                                            Vince Powers
                                                            The Tierney Group
                                                            (215) 731-6301



                   HUNT MANUFACTURING ANNOUNCES RESTRUCTURING
                  TO SUPPORT AGGRESSIVE NEW STRATEGY FOR GROWTH

PHILADELPHIA, April 8, 1997 -- Hunt Manufacturing Co. (NYSE: HUN) announced today the details of a new strategy for growth that requires a substantial restructuring of parts of the Company. The Company plans to focus on three business areas:

     1.) Consumer Products, which includes the Company's highly successful Boston brand pencil sharpeners and other office products, X-ACTO brand knives and blades, and Bienfang brand commercial and fine art papers; the Company expects to leverage its brand strength in this area.

     2.) Presentation Graphics, which includes laminating and mounting equipment and supplies for the fast growing large-format digital imaging market; the Company expects revenues to triple for this area by year-end 2000.

     3.) Substrates, which includes products, such as the Company's successful Bienfang brand foam board, used for mounting images. Hunt expects revenues to double for this area by year-end 2000.

The Company expects the strategy and restructuring, when fully implemented, which should be by the end of 1997 or early in 1998, to result in revenue growth of 10 to 15 percent and earnings growth from 15 to 20 percent into the next century. Donald L. Thompson, Chairman and CEO, stated, "These three profit centers will work together, leveraging Hunt's historic distribution strengths, while our increasing focus on presentation graphics and substrates exploits the high-tech growth potential of the digital imaging market. We believe this new strategy will restore the higher levels of growth, profitability, and returns that we expect and our shareholders deserve."

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RESTRUCTURING AND CORPORATE REORGANIZATION

As part of the implementation of the new strategy, the Company intends to divest assets that do not directly support the strategy. This divestiture includes the sales, on February 28, 1997, of the Company's Lit-Ning brand products and facilities to ATAPCO Office Products Group, and of Hunt Data Products (MediaMate and Calise brand products) to Esselte Americas, a division of Esselte AB, Stockholm, Sweden. Although no decision has been reached, the Company is currently considering the sale of its Bevis brand office furniture operation, and has received indications of interest from several potential purchasers of Bevis. If Bevis is sold, the divestiture of the three businesses would reduce Hunt's revenues on an annualized basis by approximately $100 million.

Other significant restructuring is being implemented at the Company's Statesville, North Carolina, manufacturing and distribution facilities. Approximately 5,000 stock keeping units (SKUs) of slow-moving and nonstrategic products will be eliminated from the nearly 7,000 current SKUs. This product rationalization will allow reduction of the facilities sizes, simplification of manufacturing processes, and improvement in productivity for the remaining products. While this product rationalization is expected to reduce sales, it is also projected to reduce overall operating costs, improve margins at the plants, and improve inventory turns.

Restructuring of corporate administrative functions is also underway, including the decentralization of corporate functions by moving them into the three profit centers, as well as the outsourcing of subscale activities, such as payroll and benefits administration. This is expected to result in cost savings and reduction in administrative staffing.

In conjunction with the implementation of the restructuring plan, the Company expects to record one-time pre-tax charges of $22 to $25 million in fiscal 1997. These special charges will include employee severance costs, asset and inventory writedowns, recognition of future lease obligations, relocation costs, and other related costs. If Bevis is sold, the Company expects that net gains on business divestitures should approximately offset these special charges. The Company also expects that the loss of earnings through product rationalization and divestitures will be more than offset by improved processes at the Statesville facilities, by rationalization of distribution facilities, and by cost reductions in marketing, selling, and administration.

COMPANY CHARACTERISTICS FOR THE FUTURE

"This is a bold strategy," said Thompson. "It will require courage and effort to implement, and is not without risk, but the potential rewards are great. In the past six months, we've made a beginning -- with the divestitures of Lit-Ning and Hunt Data Products, the recently announced acquisition of Sallmetall BV, and the first stages of a restructuring of the Company. We must do more -- much more -- to create the Company of our vision."

In describing the characteristics of the Company in the future, Thompson continued, "The new Hunt we envision will be focused on a limited number of businesses in which we have leadership positions. We expect to reach our goals of having new products introduced within the preceding

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five years making up 25 percent of our sales each year, of increasing inventory turns to twice our current rate, and of achieving a 98-percent fill rate while linking electronically to our customers. And we believe we will have the resources -- we already have the commitment -- to compete with the best practices companies we admire."

FORWARD LOOKING STATEMENTS: Certain statements contained herein which are not historical information or facts, including without limitation the anticipated implementation and financial results of the Company's new strategy, are forward looking statements. Such forward looking statements represent Management's assessment based upon information currently available but are subject to risks and uncertainties which could cause actual results to differ materially from those set forth in the forward looking statements. These risks and uncertainties include but are not limited to the Company's ability to successfully implement its new strategic plan on a timely basis, the effect of general economic conditions, technological and other changes affecting the manufacture of and demand for the Company's products, competitive and other pressures in the market place, and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission.

Headquartered in Philadelphia, Hunt Manufacturing Co. is a leading manufacturer and distributor of office, art, and presentation and display products for the business, education, and consumer markets. International in scope, the Company has operations in the U.S., Canada, the United Kingdom, Germany, Holland, and Hong Kong.


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